Prepared by
and return to: Jeff L. Himrich, 666 Grand Avenue, Suite 2000, Des Moines, Iowa 50309 (515) 242-2400
Individual's Name Street Address City Phone

SPACE ABOVE THIS LINE FOR RECORDER

REAL ESTATE OPTION AGREEMENT

            THIS REAL ESTATE OPTION AGREEMENT (hereinafter "Agreement") is made this 4th day of October, 2002, by and between  FAGEN, INC., a Minnesota corporation (hereinafter referred to as "Optionor") and GOLDEN GRAIN ENERGY, LLC, an Iowa limited liability company (hereinafter referred to as "Optionee").

WITNESSETH:

WHEREAS, Optionor owns an interest in real estate described in full at paragraph 1 below and desires to sell said real estate; and

WHEREAS, Optionee desires the rights to acquire said property from Optionor in accordance with the terms and conditions set forth hereafter.

IN CONSIDERATION of the covenants and promises contained hereafter, it is agreed:

1.

PREMISES:  That Optionor hereby grants to Optionee the exclusive option to purchase between approximately forty (40) acres to sixty (60) acres of real estate, with improvements, easements, right-of-ways and all other appurtenances located in Cerro Gordo County, Iowa, (the "Property"), more specifically described as follows:

The West 40 acres more or less of the W ½ of the SE ¼ and the W 20 acres more or less of the SW ¼ of the NE ¼, all in Section 20, Township 96 North, Range 20 West of the 5th P.M., Cerro Gordo County, Iowa

The exact acreage to be purchased and governed by this Agreement shall be the number of acres purchased by Optionor from Red Oak Development, Inc.

2.

CONSIDERATION:  The option price (the "Purchase Price") for the Property shall be Nine Thousand Dollars & No/100s ($9,000.00) per acre, less the sum of $10,000.00 and the property tax / special assessment credits referred to in provisions 6 (f) & (g).  In addition, the Purchase Price shall include the price of all improvements by Optionor, as determined under a separate written agreement or agreements, by and between the parties. The Option Consideration shall be Optionee's assignment of its interest in that certain Option Agreement by and between Red Oak Development, Inc. and Golden Grain Energy, LLC, dated September 26, 2002.  The parties agree that there is valid and sufficient consideration for this Agreement, the mutual obligations herein

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contained and other good and valuable consideration. The remaining balance of the Purchase Price shall be paid in cash at closing.

3.

ADDITIONAL CONSIDERATION:  As additional consideration (Additional Consideration), Optionee hereby agrees to reimburse Optionor for any and all costs paid by Optionor to Red Oak Development, Inc., pursuant to paragraph 5 (d) & (e) of the Option Agreement between Red Oak Development, Inc. and Golden Grain Energy, LLC, dated September 26, 2002, as assigned by Optionee to Optionor.  Included as Additional Consideration, Optionee hereby agrees to pay interest of five percent (5%) per annum on the purchase price tendered by Optionor to Red Oak Development, Inc., pursuant to the exercise of the Option Agreement mentioned above herein this paragraph 3.  Interest shall compound annually at said rate, with interest accruing beginning from the date Optionor acquires title and ending on the date Optionee acquires title from Optionor, due and payable at closing of the Property.  The amount of the principal upon which interest accrues shall equal the consideration paid for the real estate only, tendered by Optionor to Red Oak Development, Inc. pursuant to said Option Agreement mentioned above.    All Additional Consideration shall be paid in cash at closing.

4.

TERM:  This option shall commence on the date of the execution of this Agreement and continue for a period of the lesser of eighteen (18) months from, but not including the date of execution of this Agreement, or ending upon the Optionee's voluntary petition in bankruptcy or administrative dissolution.  If not exercised on or by Midnight of the  4th     day of   April                   , 2004, then this Agreement shall expire automatically and be null and void and the Option Consideration shall be forfeited to the Optionor.

5.

NOTICE OF EXERCISE OF OPTION:  Optionee shall at any time during the option term notify Optionor by registered mail, Federal Express delivery or hand delivery of its written demand that Optionee intends to complete the conveyance of the Property.  The exchange for the Property defined above shall thereupon be completed within 90 days thereafter in accordance with the terms and conditions set forth hereafter.

6.	TERMS: Pursuant to the terms of this Agreement, Optionor agrees to sale and Optionee agrees to purchase the Property, with improvements thereon under the following terms and conditions:

a.	Assignment. Neither party may assign its interests hereto without the express written consent from the other party.

b.	Use of Property. Optionee, its successors and/or assigns, shall be restricted in use of the Property to the construction and operation of an ethanol plant and its related activities and uses.

c.

Right to Enter Property and Due Diligence.  Optionor agrees that Optionee and/or third-parties directed by Optionee, shall have the right to enter upon the Property at any time prior to closing in order to conduct due diligence investigations upon the Property by giving Optionor one (1) day advanced written or verbal notice.

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d.

Waiver of Right to Lease.  Optionor hereby warrants to Optionee that it shall not lease any portion of the Property during the term of this Agreement to any third party whatsoever.  Optionor further warrants and represents that Optionor is currently and shall maintain exclusive possession of the Property during the term of the Agreement until closing shall occur, subject to Optionee's right to entry in this Section 5.

e.

Title Examination. Optionor shall not be required to provide to Optionee a commitment for a current owner's policy of title insurance covering the Property, but shall provide an abstract of title in favor of and reasonably satisfactory to Optionee, or its permitted assign, evidencing the title to the Property, subject to no encumbrances. Optionee shall be allowed 20 days after receipt of the abstract for examination of said abstract, documents and searches, making of any objections to title, and notifying Optionor in writing of the nature of such objections. If any objections to title are not made and Optionor notified, all as herein provided, within the aforementioned 20 day period, such objections shall be deemed waived, but such waiver shall not negate any of the warranties to be contained in the same. If any objections to title are made, Optionor shall be allowed 60 days to cure said objections. If title is not marketable and is not made so within 60 days from the date of Optionee's written objections, Optionee may: (i) terminate this Agreement and receive a refund of the Option Consideration; or (ii) waive the objections and proceed to close.

f.

Warranty Deed:  At closing, upon receipt of the full purchase price set forth above, Optionor shall execute and deliver to Optionee an appropriate Warranty Deed for the Property, and any other required closing documents for recording by Optionee.

g.

Taxes:  Optionor shall pay or credit to the Purchase Price an amount equal to any and all real estate taxes credited to the consideration paid for by Optionor in acquiring the Property.    If Optionee exercises this Agreement, it agrees to reimburse any real estate taxes paid by Optionor, as Additional Consideration.

h.

Special Assessments:  Optionor shall pay or credit the Purchase Price an amount equal to any and all special assessment credited to the consideration paid for by Optionor in acquiring the Property.  If Optionee exercises this Agreement, it agrees to reimburse any special assessment installments paid by Optionor, as Additional Consideration.

i.

Eminent Domain:  In the event the Property or any part thereof is taken or threatened to be taken pursuant to eminent domain after the notice of exercise of the above option, but prior to closing, the Optionee shall have the right at its election to cancel and terminate this agreement or to complete the purchase as set forth above with the Optionee being entitled to receive all condemnations proceeding against the Property.

j.

Closing and Possession:  Possession is to be given immediately upon completion of closing.  Adjustment of interest, rents and all charges attributable to Optionor's possession are to be made of like date.  Closing shall occur after approval of title and PRIOR TO POSSESSION, but in no event later than 90 days from the date of the notice of demand to close.  If for any reason possession is before or after the date of closing, the parties shall make a separate agreement with adjustments as of the date of possession.  Closing shall be completed upon the delivery of the deed

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k.

Default:  In the event Optionor has fulfilled all of its obligations hereunder and all conditions precedent and concurrent to closing for which it is responsible and Optionee fails to fulfill its obligations hereunder and continues to fail and refuses to fulfill its obligations hereunder for more than 30 days after receipt of written notice of such default from Optionor, Optionor may either: 1) terminate this Agreement in which event it shall be entitled to retain the Option Consideration and any other monies paid hereunder and such termination and the Option Consideration shall be the sole damages available to the Optionor; or 2) pursue any legal and/or equitable remedy available to it.  In the event Optionee fulfills all of its obligations hereunder and meets all conditions precedent and concurrent to closing for which it is responsible and Optionor is unable, fails or refuses to meet its obligations hereunder for more than 30 days after receipt of written notice of such default, Optionee may either:  1) terminate this Agreement in which event it shall be entitled to receive full refund of its Option Consideration and any other monies paid hereunder and such termination and refund shall be the sole remedy and damages available to the Optionee; or 2) pursue any legal and/or equitable remedy available to it.

7.	RECORDING OF OPTION: The parties hereto agree that this Agreement may be recorded with the Cerro Gordo County Recorder's office.

8.

NOTICES:  Any notice, demand or other document which either party is required or may desire to give or deliver to or make upon the other party shall be given in writing and served either personally or given by prepaid United States certified mail, return receipt requested, and addressed to the following addresses:

If to Optionor:	If to Optionee:

Fagen, Inc.	Golden Grain Energy, LLC
501 West Highway 212	2235 McCloud Ave.
P.O. Box 159	New Hampton, Iowa 50659
Granite Falls, MN 56241	Attention: Stan Lauers
Attention: Matthew Sederstrom

Either party hereto may designate a different address for itself, or additional persons to whom copies thereof are to be sent, by notice similarly given.

9.

REAL ESTATE BROKERS:  The parties hereto represent that, absent specific disclosure in writing, no real estate brokers have been employed, utilized or relied upon by either party as a result of the grant of this option or the real estate sale contemplated therein.

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10.	TIME: Time is of the essence as to the performance of all of the terms and conditions of this Agreement.

11.

1031 EXCHANGE: Both Optionor and Optionee agree to cooperate with the other party in structuring this transaction as a like-kind exchange for the benefit of either party, as long as said party incurs no additional costs. Both parties have the right to assign its rights and obligations in this contract to an entity acting as Qualified Intermediary (as defined in the Regulations under Section 1031) to complete the like-kind exchange; but assignment shall not release either party from liability for performance of any of its obligations in this Agreement. In the interest of convenience, however, Optionor may convey title to the Property directly to Optionee on behalf of the Qualified Intermediary. This subsection is not intended to waive any of the deadlines or other obligations of either party in this Agreement. The parties hereto are advised to seek the guidance of counsel in completing a 1031 Exchange.

12.

GENERAL:  This Agreement shall be deemed to have been made and shall be construed and interpreted in accordance with the laws of the State of Iowa.  This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their successors and assigns.  The captions and titles herein are for reference only and are not to be considered a part of this Agreement or in the interpretation hereof.  This Agreement shall not be valid until signed by both parties.

IN WITNESS WHEREOF, said parties hereto subscribe their names.

OPTIONOR:	OPTIONEE:

GOLDEN GRAIN ENERGY, LLC	FAGEN, INC.
/s/ Walter Wendland	/s/ Ron Fagen
Walter Wendland, President	By: Ron Fagen
Its: CEO/President

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STATE OF IOWA , CHIPPEWA COUNTY, ss:

            On this 4th day of         October                                    , 2002, before me, the undersigned, a Notary Public in and for said State, personally appeared   Ron Fagen                    , to me personally known, who being by me duly sworn, did say that he is the            President/CEO              of said corporation; that said instrument was signed on behalf of said corporation; and that the said      Ron Fagen                    , as such officer, acknowledged the execution of said instrument to be the voluntary act and deed of said corporation, by it and by him voluntarily executed.

/s/ Karen Nieuwbeerta
Notary Public

STATE OF IOWA , CERRO GORDO COUNTY, ss:

            On this 4th day of                      October                        , 2002, before me, the undersigned, a Notary Public in and for said State, personally appeared Walter Wendland, to me personally known, who being by me duly sworn, did say that he is the president of said LLC; that said instrument was signed on behalf of said LLC; and that the said Walter Wendland, as such officer of the LLC, acknowledged the execution of said instrument to be the voluntary act and deed of said LLC, by it and by him voluntarily executed.

/s/ Daniel A. Culhane
Notary Public

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